Supplement dated February 24, 2004
(To Prospectus Supplement dated February 13, 2004
to Prospectus dated November 8, 2002)


                                   1,000,000
                     CORPORATE BACKED TRUST CERTIFICATES,
                       Verizon New York Debenture-Backed
                                 Series 2004-5


The following changes are made to the attached prospectus supplement:

          The following paragraph is hereby added after the heading "The Swap Agreement--Amendment of the Swap Agreement" on page S-22 of the prospectus supplement:

          "Replacement of Swap Counterparty

               "As of the date of this prospectus supplement, Lehman Brothers Holdings Inc. ("LBHI" or the "Swap Guarantor"), the guarantor of the obligations of the Swap Counterparty under the Swap Agreement, has a short-term senior unsecured debt rating of "A-1" from S&P.

               Pursuant to the terms of the Swap Agreement, if the short-term senior unsecured debt rating of the Swap Guarantor is lowered below "A-1" by S&P at any time following the Original Issue Date, then the Swap Guarantor will be obligated, without the consent of the certificateholders, to cause the Swap Counterparty to assign its rights and obligations under the Swap Agreement to a replacement swap counterparty rated at least "A-1" by S&P and otherwise acceptable to the Rating Agencies (whereupon the Swap Guarantee will be terminated). All costs and expenses in connection with such assignment will be paid by the Swap Counterparty. If a replacement swap counterparty is not designated within 30 days of the date the Swap Guarantor's short-term senior unsecured debt rating is downgraded below "A-1," then the Swap Guarantor will be obligated to pledge and assign to the Trustee collateral sufficient to maintain the then current ratings of the Certificates. There can be no assurance that the failure to find a replacement swap counterparty or to post any required collateral will not result in a lowering in the ratings of the Certificates."

     This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement.